Exhibit 99.16

CONFIDENTIAL

LIMITED GUARANTEE

This limited guarantee, dated as of November 23, 2025 (this “Guarantee”), is entered into by the equity sponsor identified in Exhibit A (“Guarantor”) in favor of Green Dot Corporation, a Delaware corporation (the “Guaranteed Party”). Guarantor and the Guaranteed Party are each a “Party” and together, the “Parties”. Terms used, but not defined, in this Guarantee have the meanings ascribed to such terms in the Separation Agreement (as defined below).

ARTICLE 1
Guarantee

Section 1.01          Guarantee. To induce the Guaranteed Party to enter into that certain Separation Agreement, dated as of the date hereof (as in effect from time to time, the “Separation Agreement”), by and among Green Dot OpCo, LLC, a Delaware limited liability company (“Purchaser”), Compass Sub North, Inc., an Delaware corporation, and the Guaranteed Party, Guarantor, intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, as primary obligor and not merely as surety, the due, faithful, full and punctual performance and discharge of Purchaser’s obligations under (i) Section 10.2(b) of the Separation Agreement to pay the Purchaser Termination Fee, (ii) Section 10.2(c) of the Separation Agreement to pay any amounts payable by Purchaser thereunder (the “Enforcement Costs”), and (iii) Section 6.10(d) of the Separation Agreement to pay any amounts payable by Purchaser thereunder (the “Reimbursement Obligations”) (clauses (i) through (iii), collectively, the “Obligations”); provided that in no event will the aggregate liability of Guarantor under this Guarantee exceed $42,000,000 (the “Cap”), it being understood that this Guarantee may not be enforced without giving effect to the Cap. All payments under this Guarantee will be made in lawful money of the United States, to the Guaranteed Party by wire transfer of immediately available funds to one or more accounts designated in writing by the Guaranteed Party. If Purchaser fails to discharge any Obligations when due, Guarantor shall pay to the Guaranteed Party the Obligations, and the Guaranteed Party may take any and all actions available hereunder or under applicable Law to collect Guarantor’s liabilities hereunder in respect of such Obligations, subject to the Cap.  In furtherance of the foregoing, Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against Guarantor for the full amount of the outstanding Obligations after taking into account any payments made by Guarantor to the Guaranteed Party in satisfaction of the Obligations, regardless of whether an action is also brought against Purchaser, or whether Purchaser is joined in any such action or actions, in each case subject to the Cap.  Nothing in this Guarantee shall limit the Anchor Investors’ (as defined in the Equity Commitment Letter) obligations pursuant to the Equity Commitment Letter or the obligations of the parties to the Subscription Agreements (as defined in the Equity Commitment Letter, pursuant to which the Anchor Investors (as defined in the Equity Commitment Letter) have agreed, subject to the terms and conditions contained therein, to provide certain funding to Purchaser at the Closing or the parties to the Subscription Agreements have agreed, subject to the terms and conditions contained therein, to provide certain funding to the Anchor Investors.

Section 1.02          Nature of Guarantee. Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Purchase Agreement that may be agreed to by Purchaser.  This is an unconditional guarantee of payment and not merely of collection. The Guaranteed Party may enforce this Guarantee independently of any other remedy, guaranty or security the Guaranteed Party at any time may have or hold in connection with the Obligations, and it will not be necessary for the Guaranteed Party to marshal assets in favor of Purchaser, any other guarantor of the Obligations or any other Person or to proceed upon or against or exhaust any remedy before proceeding to enforce this Guarantee. Guarantor expressly waives any right to require the Guaranteed Party to proceed against Purchaser or any other guarantor of the Obligations, and agree that the Guaranteed Party may proceed against any obligor in such order as the Guaranteed Party may determine in its sole and absolute discretion. The Guaranteed Party may file a separate action or actions against Guarantor, whether action is brought or prosecuted against any other Person, or whether any other Person is joined in any such action or actions. The Guaranteed Party is not obligated to file any claim relating to the Obligations in the event that Purchaser becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file will not affect Guarantor’s obligations under this Guarantee (including the Obligations). In the event that any payment to the Guaranteed Party (whether made by Purchaser or Guarantor) is rescinded or must otherwise be returned for any reason whatsoever, Guarantor will remain liable under this Guarantee with respect to the Obligations as if such payment had not been made.

Section 1.03          Changes in Obligations; Certain Waivers.

(a)          Guarantor agrees that the Guaranteed Party, in its sole discretion, may at any time and from time to time, without notice to or further consent of Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Purchaser or any Person interested in the transactions contemplated by the Separation Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party (or its successors or assigns) and Purchaser or any such other Person without in any way impairing or affecting Guarantor’s obligations under this Guarantee (including the Obligations) or the validity or enforceability of this Guarantee.

(b)          Guarantor agrees that its obligations under this Guarantee (including the Obligations) will not be released or discharged, in whole or in part, or otherwise affected, by (i) the value, genuineness, validity, regularity, illegality or enforceability of the Separation Agreement, the Merger Agreement or any other agreement or instrument referred to herein or therein; (ii) any change in the legal existence, structure or ownership of Purchaser or any other Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Separation Agreement or the Merger Agreement (including the Anchor Investors or parties to the Subscription Agreements), or any insolvency, bankruptcy, reorganization, assignment for the benefit of creditors or other similar proceeding affecting Purchaser or any of its assets or any other Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Separation Agreement or the Merger Agreement (including the Anchor Investors or parties to the Subscription Agreements); (iii) any amendment or modification of the Separation Agreement or the Merger Agreement, or change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, the Obligations, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any amendment, rescission, waiver, compromise, consolidation, modification or waiver of or any consent to any departure from the terms of the Separation Agreement, the Merger Agreement or the other documents entered into in connection therewith or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (iv) any failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Purchaser or Guarantor or any other Person interested in the transactions contemplated by the Separation Agreement or the Merger Agreement (including the Anchor Investors or parties to the Subscription Agreements); (v) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of the Obligations; (vi) the addition, substitution, release or discharge of any Person interested in the transactions contemplated by the Separation Agreement or the Merger Agreement; (vii) the existence of any claim, set-off or other right which Guarantor may have at any time against Purchaser or the Guaranteed Party or any of its Affiliates (or the existence of any claim, setoff or other right which Purchaser or the Guaranteed Party or any of its Affiliates may have at any time against Guarantor); (viii) any breach by Purchaser of the Separation Agreement; (ix) any incapacity, lack of authority, limitation of status or power of Purchaser; or (x) any other act or omission that may or might in any manner or to any extent vary the risk of Guarantor or otherwise operate as a discharge of Guarantor as a matter of Law or equity (other than payment of the Obligations).

(c)          Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Purchaser or any other Person (including the Anchor Investors and parties to the Subscription Agreements) interested in the transactions contemplated by the Separation Agreement or the Merger Agreement that arise from the existence, payment, performance, or enforcement of Guarantor’s obligations under or in respect of this Guarantee (including the Obligations) or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Purchaser or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Purchaser or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, in all the foregoing cases, unless and until all of the Obligations shall have been paid in full (it being agreed and understood, including by the Guaranteed Party, that Guarantor Permitted Defenses are expressly retained by Guarantor). If any amount shall be paid to Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full of the Obligations, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations, in accordance with the terms of the Separation Agreement and this Guarantee, whether matured or unmatured, or to be held as collateral for the Obligations thereafter arising.

(d)          To the fullest extent permitted by Law, Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. Guarantor hereby irrevocably and expressly waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of the Obligations and all other notices of any kind (other than notices expressly required to be provided to Guarantor under this Guarantee), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect (including any right to require that recourse be had to the assets of any other Person before any claim is enforced against Guarantor in respect of the obligations assumed by Guarantor under or in connection with this Guarantee (including the Obligations) and any right to require that any liability under any guarantee or indemnity given in connection with this Guarantee be divided or apportioned with any other Person or reduced in any manner whatsoever), any right to require the marshaling of assets of Purchaser or any other Person interested in the transactions contemplated by the Separation Agreement or the Merger Agreement (including the Anchor Investors and parties to the Subscription Agreements), and all suretyship defenses generally (other than defenses to the payments of the Obligations that are available to Purchaser under the Separation Agreement (the “Guarantor Permitted Defenses”)). Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Separation Agreement and that this Guarantee, including specifically the waivers set forth in this Guarantee, are knowingly made in contemplation of such benefits; provided, however, that in no event shall such waivers or acknowledgements be interpreted to expand Guarantor’s aggregate liability beyond the Cap or to waive any Guarantor Permitted Defenses.

(e)          The Guaranteed Party hereby covenants and agrees that it will not institute, and will cause its controlled Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Separation Agreement or the transactions contemplated thereby, against Guarantor or any Guarantor/Purchaser Affiliate (as defined below), except for claims, rights, remedies and recourse (i) against Guarantor (or its successors or assigns) under this Guarantee, (ii) against Purchaser (or its successors or assigns) under the Separation Agreement (including any claim seeking specific performance against Purchaser under Section 12.12 of the Separation Agreement) in accordance with and subject to the terms and conditions thereof, (iii) against the Anchor Investors (as defined in the Equity Commitment Letter), the parties to the Subscription Agreements or Purchaser (or their respective successors or assigns) under the Equity Commitment Letter or the Subscription Agreements, in accordance with and subject to the terms and conditions thereof, (iv) against CommerceOne Bank or Smith Ventures, LLC (or their respective successors or assigns) under the Confidentiality Agreements, (v) under and in accordance with the Merger Agreement or any other Ancillary Agreement against the parties thereto and (vi) against Green Dot Acquisition Partners, LP, a Delaware limited partnership (“Acquisition Partnership”), under the letter agreement, dated November 23, 2025 (the “Partnership Letter”), between Acquisition Partnership and the Guaranteed Party, in accordance with and subject to the terms and conditions thereof (clauses (i) through (vi), collectively, the “Retained Claims”). Guarantor hereby covenants and agrees that it will not assert, directly or indirectly, and will cause its Affiliates not to assert, in any proceeding that this Guarantee is illegal, invalid or unenforceable in accordance with its terms.

(f)          The Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Guaranteed Party, on the one hand, and Purchaser or Guarantor, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.

Section 1.04          No Waiver; Cumulative Rights. Subject to Section 1.06(a)(iii) of this Guarantee, no failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power under this Guarantee or under the Separation Agreement or the Merger Agreement will operate as a waiver thereof, nor will any single or partial exercise by the Guaranteed Party of any right, remedy or power under this Guarantee or under the Separation Agreement or the Merger Agreement or otherwise preclude any other or future exercise of any right, remedy or power under this Guarantee. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement will be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or to pursue or exhaust any or all of the Guaranteed Party’s rights or remedies against, Purchaser or any other Person liable for the Obligations (or any right of offset with respect thereto) prior to proceeding against Guarantor or at any time pursuant to and in accordance with this Guarantee, and any failure by the Guaranteed Party to pursue such other rights or remedies or collect any payments from Purchaser or any such other Person (or to realize upon or to exercise any such right of offset) shall not relieve Guarantor of liability hereunder, in each case subject to the Cap.

Section 1.05          Representations and Warranties. Guarantor represents and warrants to the Guaranteed Party that:

(a)          it has all power and authority to execute, deliver and perform its obligations under this Guarantee in accordance with the terms of this Guarantee;

(b)          the execution, delivery and performance of this Guarantee by it has been duly and validly authorized and approved by all necessary action by it;

(c)          this Guarantee has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against them in accordance with the terms of this Guarantee, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affective creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or in Law);

(d)          it has, and will have, the financial capacity to pay and perform its allocated portion of its obligations under this Guarantee and has, and will have, immediately available to it for so long as this Guarantee shall remain in effect in accordance with Section 1.06 hereof, all funds necessary for it to fulfill its allocated portion of its obligations under this Guarantee, including uncalled capital commitments (and an enforcement right to cause such capital to be contributed) or other immediately available funds in excess of its allocated portion of the Cap as set forth in Exhibit A;

(e)          the execution, delivery and performance by it of this Guarantee does not (i) conflict with, contravene, violate or result in any default, breach or infringement (with or without notice or lapse of time or both) any applicable Law, regulation, rule, decree, Order or judgment applicable to it or its assets or (ii) conflict with, contravene or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under or give right to a right of termination, cancellation, modification or acceleration of any material obligation or the loss of any material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, permit, franchise, right or license binding on Guarantor or result in the creation of any lien upon any of its properties, assets or rights; and

(f)          all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity or other Person necessary for the due execution, delivery and performance of this Guarantee by Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or regulatory body or other Person is required in connection with the execution, delivery or performance of this Guarantee.

Section 1.06          Continuing Guarantee.

(a)          Unless terminated pursuant to this Section 1.06, this Guarantee is a continuing guarantee and may not be revoked or terminated and will remain in full force and effect and will be binding on Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by the Guaranteed Party, its successors and assigns, in each case until the Obligations have been paid and satisfied in full. Notwithstanding the foregoing, but subject to the last sentence of Section 1.02, this Guarantee will terminate (other than Section 1.07 and Article 2) as of the earliest of (i) the consummation of the Closing and the payment in full by Purchaser of the Closing Payments (as defined in the Equity Commitment Letter), (ii) with respect to the Purchaser Termination Fee and the Enforcement Costs, upon the valid termination of the Separation Agreement other than a termination of the Separation Agreement by the Guaranteed Party pursuant to Section 10.1(b)(ii) or Section 10.1(c) thereof (or a termination of the Separation Agreement pursuant to another provision of Section 10.1 thereof (including the first sentence thereof) at a time when the Separation Agreement is terminable by the Guaranteed Party pursuant to Section 10.1(b)(ii) or Section 10.1(c) thereof) (each, a “Qualifying Termination”), or, in the case of a Qualifying Termination, ninety (90) days after the date of the Qualifying Termination, if, by such date, the Guaranteed Party has not commenced a proceeding for payment of the Purchaser Termination Fee and/or Enforcement Costs against either Purchaser or Guarantor, as applicable, or, if such a proceeding has been commenced by such ninetieth (90th) day, in the case of this clause (ii), the date such proceeding is finally resolved by the entry of a final and nonappealable judgment by a court of competent jurisdiction or by written agreement of the parties hereto, and in each case Purchaser and Guarantor have satisfied in full all of their respective obligations pursuant thereto consistent with the terms thereof, at which point this Guarantee shall terminate with respect to the Purchaser Termination Fee and/or the Enforcement Costs, as applicable, or (iii) with respect to the Reimbursement Obligations, the date that is ninety (90) days following the date on which the Separation Agreement is validly terminated in accordance with the terms thereof, if, by such date, the Guaranteed Party has not commenced a proceeding for payment of the Reimbursement Obligations against either Purchaser or Guarantor, as applicable, or, if such a proceeding has been commenced by such ninetieth (90th) day, in the case of this clause (iii), the date such proceeding is finally resolved by the entry of a final and nonappealable judgment by a court of competent jurisdiction or by written agreement of the parties hereto, and in each case Purchaser and Guarantor have satisfied in full all of their respective obligations pursuant thereto consistent with the terms thereof, at which point this Guarantee shall terminate with respect to such Reimbursement Obligations.

(b)          In the event that the Guaranteed Party or any of its Affiliates asserts in any litigation relating to this Guarantee that the provisions of Section 1.01 limiting Guarantor’s monetary obligation hereunder to the Cap or that the provisions of Section 1.07 are illegal, invalid or unenforceable in whole or in part, asserts that Guarantor is liable hereunder in excess of or to a greater extent than the Cap, or asserts any theory of liability of Guarantor or any Guarantor/Purchaser Affiliate (as defined below), with respect to the transactions contemplated by the Separation Agreement, in each case other than any Retained Claim, then (i) the obligations of Guarantor under this Guarantee will terminate and thereupon be null and void ab initio; (ii) if Guarantor has previously made any payments under this Guarantee they will be entitled to have such payments refunded by the Guaranteed Party; and (iii) neither Guarantor nor any Guarantor/Purchaser Affiliate (as defined below) will have any liability to the Guaranteed Party with respect to the transactions contemplated by the Separation Agreement or under this Guarantee.

Section 1.07          No Recourse. The Guaranteed Party, by its acceptance of the benefits of this Guarantee, covenants, agrees and acknowledges that no Person other than Guarantor (or any successor or assignee) will have any obligation hereunder and that it has no rights of recovery against, and no recourse under this Guarantee or under any documents or instruments delivered in connection herewith will be had against any Guarantor/Purchaser Affiliate, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Purchaser against Guarantor/Purchaser Affiliates, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise, in each case except for the Retained Claims. Except for recourse or remedies pursuant to any Retained Claim, recourse against Guarantor under this Guarantee will be the sole and exclusive remedy of the Guaranteed Party and its Affiliates against Guarantor and any Guarantor/Purchaser Affiliates in respect of any liabilities or obligations arising under, or in connection with, the Separation Agreement or the transactions contemplated thereby. Notwithstanding the foregoing or anything to the contrary in this Guarantee, in the event Guarantor transfers or conveys all or substantially all of its properties and other assets to any Person such that the sum of Guarantor’s remaining net assets plus uncalled capital is less than the Cap (less amounts paid under this Guarantee prior to such event), then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable Law, against such continuing or surviving entity or such Person, as the case may be. The Guaranteed Party hereby covenants and agrees that it will not institute, and will cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Separation Agreement or the transactions contemplated thereby, against Guarantor or any Guarantor/Purchaser Affiliates, in each case except for any Retained Claims.  “Guarantor/Purchaser Affiliate” means any former, current or future officer, agent, Affiliate or employee of Guarantor (or any of its successors or permitted assignees), any former, current or future general or limited partner, member or stockholder of Guarantor (or any of its successors or permitted assignees) or any former, current or future director, officer, agent, employee, Affiliate, general or limited partner, stockholder, manager or member of any of the foregoing, in each case other than Guarantor, Purchaser, the Anchor Investors, the parties to the Subscription Agreements, CommerceOne Financial Corporation, Compass Sub East, Inc., Compass Sub West, Inc., Compass Sub Northwest, Inc. and their respective successors or assignees (it being understood that in no event shall “Guarantor/Purchaser Affiliate” mean or refer to any of Guarantor, Purchaser, the Anchor Investors, the parties to the Subscription Agreements, CommerceOne Financial Corporation, Compass Sub East, Inc., Compass Sub West, Inc., Compass Sub Northwest, Inc. or their respective successors or assignees).

ARTICLE 2
Miscellaneous

Section 2.01          Notices. All notices, requests and other communications to any Party will be in writing (including electronic mail (“e-mail”) transmission) and will be given,

if to the Guaranteed Party, to:

Green Dot Corporation
1675 N. Freedom Blvd (200 West) Building 1
Provo, UT 84604
Attention: Amy Pugh, General Counsel
E-mail: [* * *]

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Edward D. Herlihy, Esq. Matthew M. Guest, Esq. Matthew T. Carpenter, Esq.
E-mail:	[* * *] [* * *] [* * *]

if to Guarantor, to:

Bill Smith
17 20th Street North, Suite 300
Birmingham, AL 35203
E-mail: [* * *]

with a copy to:

King & Spalding LLP
1180 Peachtree Street, NE, Suite 1600
Atlanta, GA 30309
Attention: Cal Smith, Partner
E-mail: [* * *]

or such other address or e-mail address as such Party may specify after the date of this Guarantee for the purpose by notice to the other Parties. Any such notice, request or other communication will be deemed given or made (a) on the date of delivery, if delivered in person or by e-mail, (b) on the first Business Day following timely delivery to a national overnight courier service or (c) on the fifth Business Day following it being mailed by registered or certified mail. Failure to comply with the provisions of this Section 2.01 will not affect the rights or obligations of any Party except to the extent that any such failure materially and adversely prejudices another Party.

Section 2.02          Amendments and Waivers.

(a)          Any provision of this Guarantee may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Party against whom enforcement of any such amendment or waiver is sought.

(b)          No failure or delay by any Party in exercising any right, power or privilege under this Guarantee will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guarantee will be cumulative and not exclusive of any rights or remedies provided by Law.

Section 2.03          Expenses. Except as otherwise provided in this Guarantee, all costs and expenses incurred in connection with this Guarantee will be paid by the Party incurring such cost or expense, whether or not the transactions contemplated by the Separation Agreement are consummated.

Section 2.04          Binding Effect; Benefit; Assignment.

(a)          The provisions of this Guarantee will be binding upon and will inure to the benefit of the Parties and their respective successors and assigns. No provision of this Guarantee is intended to confer any rights, benefits, remedies or Liabilities under this Guarantee upon any Person other than the Parties and their respective successors and permitted assigns.

(b)          No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Guarantee without the prior written consent of each other Party.

Section 2.05          Governing Law; Jurisdiction and Forum. (a)          This Guarantee shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In addition, each of the parties hereto irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Guarantee or the transactions contemplated hereby; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iii) waives any objection to the laying of venue of any Action relating to this Guarantee or the transactions contemplated hereby in such court; (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Guarantee or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum; and (v) agrees that it will not bring any Action relating to this Guarantee or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County.  Each party agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 2.01.

Section 2.06          WAIVER OF JURY TRIAL. (b)          EACH PARTY TO THIS GUARANTEE WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS GUARANTEE OR ANY AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.  NO PARTY TO THIS GUARANTEE SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS GUARANTEE OR ANY AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.  NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EACH PARTY TO THIS GUARANTEE CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS Section 2.06.  NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS Section 2.06 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 2.07          Counterparts; Effectiveness. This Guarantee may be signed in any number of counterparts, each of which will be an original, with the same effect as if such signatures were upon the same instrument. This Guarantee, and any amendments or waivers hereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No Party or party to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Guarantee or any amendment hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

Section 2.08          Entire Agreement. This Guarantee, together with the Separation Agreement, the Subscription Agreements, the Partnership Letter and the other Ancillary Agreements and the Exhibits and Schedules hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Section 2.09          Severability. If any term, provision, covenant or restriction of this Guarantee is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Guarantee shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  Upon such a determination, the parties shall negotiate in good faith to modify this Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 2.10          Subrogation. Guarantor will not exercise against Purchaser any rights of subrogation, contribution, exoneration, reimbursement or indemnification, whether arising by Contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by any of them pursuant to the provisions of Section 1.01 unless and until the Obligations have been paid in full.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Guarantee to be duly executed by their respective authorized officers as of the day and year first above written.

By:	/s/ Bill Smith
Bill Smith

[Signature Page to Limited Guarantee]

GREEN DOT CORPORATION

By:	/s/ William I Jacobs
	Name:	William I Jacobs
	Title:	Chief Executive Officer

[Signature Page to Limited Guarantee]

Exhibit A

Guarantor	Allocation
Bill Smith	100%
Total	100%